 FOR IMMEDIATE RELEASE

MERRIMAN HOLDINGS, INC. CLOSES SERIES E PREFERRED FUNDING

SAN FRANCISCO – January 5, 2012 – Merriman Holdings, Inc. (OTCQX: MERR) announced today that it closed on an offering of Series E Preferred Stock on December 30, 2011, resulting in a new equity investment of approximately $1.6 million. The investment was led by the Company’s Co-Chairmen, Jon Merriman and Ronald L. Chez, and included all members of the Board of Directors.

"I like where our platform is headed into 2012. We have sharply lowered our cost structure, our execution commission levels are improving, and our banking pipeline is robust. This capital will enable us to expand our rapidly growing advisory practice, as well as execute our near term investment banking business." said Jon Merriman.

About Merriman Capital, Inc.

Merriman Capital, Inc. is an investment banking firm providing equity and options execution services, market making, and differentiated research for high growth companies. We also provide capital raising, advisory, and M&A services. Merriman Capital, Inc. is a wholly owned subsidiary of Merriman Holdings, Inc. (OTCQX: MERR) and is the leading investment banking firm for OTCQX companies. For more information, please go to http://www.merrimanco.com/.

Merriman Capital, Inc. is a registered broker-dealer and member of The Financial Industry Regulatory Authority (FINRA) http://www.finra.org/ and the Securities Investor Protection Corporation (SIPC) http://www.sipc.org/contact.cfm.

Note to Investors

This press release contains certain forward-looking statements based on our current expectations, forecasts and assumptions that involve risks and uncertainties. This release does not constitute an offer to sell or a solicitation of offers to buy any securities of the Company. Forward-looking statements in this release are based on information available to us as of the date hereof. Our actual results may differ materially from those stated or implied in such forward-looking statements, due to risks and uncertainties associated with our business, which include the risk factors disclosed in our Form 10-K/A filed on April 28, 2011 and our Form 10-Q filed on November14, 2011. Forward-looking statements include statements regarding our expectations, beliefs, intentions or strategies regarding the future and can be identified by forward-looking words such as "anticipate," "believe," "could," "estimate," "expect," "intend," "may," "should," and "would" or similar words. We assume no obligation to update the information included in this press release, whether as a result of new information, future events or otherwise. The Form 10-K/A filed on April 28, 2011and 10-Q filed on November 14, 2011, together with this press release and the financial information contained herein, are available on our website, www.merrimanco.com. Please click on "Investor Relations."

*  *  *

Further Information:
Michael C. Doran
General Counsel
Merriman Holdings, Inc.
(415) 568-3905